Exhibit 10.29

FIRST AMENDMENT TO LEASE

          THIS FIRST AMENDMENT TO LEASE (“Amendment”) is entered into as of October 28, by and between The Irvine Company, a Delaware corporation (“Landlord”), and Engenio Information Technologies, Inc., a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord, as lessor, and Tenant, as lessee, entered into that certain Lease (Multi-Tenant; Net) dated for reference purposes as of June 30, 2004 (“Lease”), for certain premises commonly known 670 North McCarthy Boulevard, Suite 100, Milpitas, California (“Original Premises”). The capitalized terms used and not otherwise defined herein shall have the same meanings and definitions as set forth in the Lease.

B.	Landlord has received an Acceptable LOI with respect to the First Refusal Space and provided written notice of such to Tenant.

C.	Tenant has elected not to exercise the First Refusal Right.

D.	Tenant has delivered written notice to Landlord exercising the Suite 120 Leasing Right.

E.	Landlord and Tenant desire to amend the Lease to, amongst other matters, provide for the terms under which the Tenant will lease Suite 120 from the Landlord, all on the terms and conditions set forth below.

          NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Recitals. The above Recitals are incorporated herein as if fully set forth herein.

2.	Leased Premises. Landlord leases to Tenant and Tenant leases from Landlord Suite 120, containing approximately the rentable square footage set forth in Section 2.4(b) of the Lease. Except as expressly set forth herein, (i) Suite 120 is added to the Original Premises and shall be considered a part of the Premises for all purposes under the Lease and the term “Premises” is hereby amended to include Suite 120; and (ii) Suite 120 is leased by Tenant on all of the terms and conditions set forth in the Lease for Tenant’s lease of the Original Premises. All references to “Floor Area” in the Lease shall mean approximately 38,251 rentable square feet of and approximately 34,436 useable square feet. The Suite 120 rentable square footage set forth in Section 2.4(b) of the Lease may include or have been adjusted by various factors, including, without limitation, a load factor to allocate a proportionate share of any vertical penetrations, stairwells, common lobby or common features or areas of the Building. Tenant agrees that the Floor Area set forth herein shall be binding on Landlord and Tenant for purposes of this Lease regardless of whether any future or differing measurements of the Premises or the Building are consistent or inconsistent with the Floor Area set forth herein.

3.	Acceptance of Suite 120. The first paragraph of Section 2.2 of the Lease is incorporated herein as if fully set forth herein with the words “Suite 120” replacing the word “Premises.” Notwithstanding the foregoing, Landlord shall deliver Suite 120 to Tenant clean and free of debris with all items of Landlord’s work pursuant to the Suite 120 Work Letter (as defined below), if any, completed in accordance with the terms of the Suite 120 Work Letter. Landlord warrants to Tenant that the roof, plumbing, fire sprinkler system, lighting, heating, ventilation and air conditioning systems and electrical systems in Suite 120, shall be in good operating condition on the Commencement Date and during the initial twelve (12) months of the Term. In the event of a non-compliance with such warranty, Landlord shall, except as otherwise provided in the Lease, promptly after receipt of written notice from Tenant setting forth the nature and extent of such non-compliance, rectify same at Landlord’s cost and expense. Further, in connection with the construction of the Suite 120 Tenant Improvements (as defined below) pursuant to the Suite 120 Work Letter, Tenant shall use commercially reasonable efforts to obtain customary warranties and guaranties from the contractor(s) performing such work and/or the manufacturers of equipment installed therein, but shall be under no obligation to incur additional expense in order to obtain or extend such warranties. If Tenant is required to make repairs to any component of Suite 120 or any of its systems not covered by the Landlord’s warranty contained in this Section but for which Landlord has obtained a contractor’s or manufacturer’s warranty, then Landlord shall, upon request by Tenant, use its commercially reasonable efforts to pursue its rights under any such warranties for the benefit of Tenant. Under no circumstances will Tenant have the right to enforce any of the warranties and guaranties obtained by Landlord.

4.	Delivery Date. Landlord shall deliver Suite 120 to Tenant as soon as reasonably practicable following the date hereof (but not later than three (3) business days following the date hereof).

5.	Term and Commencement Date. The lease term for Suite 120 shall commence concurrently with the Commencement Date for the Original Premises and shall expire concurrently with the Expiration Date for the Original Premises, unless terminated earlier pursuant to the terms of the Lease. Notwithstanding anything contained herein to the contrary, the Commencement Date shall be determined without consideration of the Suite 120 Tenant Improvements and substantial completion thereof.

6.	Basic Rent. Basic Rent for the Premises is hereby amended to be:

Period:	Basic Rent:
The initial six (6) months of the Term (and subject to the provisions of Section 14.2(d) of the Lease)	$00.00
Commencing six (6) months following the Commencement Date	$31,365.82
Commencing twelve (12) months following the Commencement Date	$32,130.84
Commencing twenty four (24) months following the Commencement Date	$33,278.37
Commencing thirty six (36) months following the Commencement Date	$34,425.90
Commencing forty eight (48) months following the Commencement Date	$35,190.92

In addition to the foregoing, the Basic Rent may be increased pursuant to Section II(D) of the Work Letter and/or Section II(D) of the Suite 120 Work Letter.

7.	Security Deposit. The Security Deposit is hereby increased from $24,195.08 to $35,190.92. Concurrently with Tenant’s execution of this Amendment, Tenant shall deposit with Landlord the additional sum of $10,995.84, which sum shall be included by Landlord as part of the Security Deposit held under the Lease (as increased herein) and shall be held and applied by Landlord in accordance with the terms of the Lease.

8.	Vehicle Parking Spaces. Vehicle Parking Spaces are hereby amended to be one hundred fifty three (153).

9.	Right of First Refusal. Tenant hereby acknowledges that it has elected not to exercise its First Refusal Right and such right is hereafter void and of no further force and effect.

10.	Suite 120 Tenant Improvements. Except as expressly set forth herein, all references to “Tenant Improvements” in the Lease shall include the Suite 120 Tenant Improvements and all references to “Work Letter” in the Lease shall include the Suite 120 Work Letter. Tenant shall construct certain tenant improvements (“Suite 120 Tenant Improvements”) to Suite 120 as set forth in that certain Work Letter attached hereto as Exhibit A (“Suite 120 Work Letter”).

11.	Other Improvements.

(a)	Landlord acknowledges that Tenant may need to install additional HVAC equipment on the roof of the Building to serve the HVAC needs of Suite 120. Landlord hereby agrees that Tenant may install such additional HVAC units subject to Landlord’s consent pursuant to Section 7.3 of the Lease. Landlord acknowledges that Tenant may desire to install such HVAC equipment on the roof over the portion of the Buildings’ second floor not occupied by Tenant. If Tenant desires to install HVAC equipment in or around this location, Tenant shall provide for such installation when requesting Landlord’s consent pursuant to Section 7.3 of the Lease and Landlord shall consider such request pursuant to the procedures set forth in Section 7.3.

(b)	Landlord shall, at its sole cost and expense, remodel the lobby of the Building pursuant to plans and specifications prepared by the Architect (as defined in the Work Letter), which plans and specifications shall contain Landlord’s standard specifications for lobbies located in the Project and shall be subject to Tenant’s reasonable consent (the “Lobby Remodel”). If Tenant does not object to the plans and specifications within two (2) business days after receipt of such plans and specifications, Tenant shall be deemed to have consented to such. Landlord shall substantially complete the Lobby Remodel on or before February 10, 2005; provided, however, Landlord’s failure to substantially complete the Lobby Remodel shall neither constitute a default by Landlord nor permit Tenant any rights or remedies with respect to such failure.

12.	Brokers. The parties recognize as the broker(s) who negotiated this Amendment, the firm(s), if any, whose name(s) is (are) stated in Item 10 of the Basic Lease Provisions, and agree that Landlord shall be responsible for the payment of brokerage commissions to those broker(s) unless otherwise provided in this Amendment. Tenant warrants that it has had no dealings with any other real estate broker or agent in connection with the negotiation of this Amendment, and Tenant agrees to indemnify and hold Landlord harmless from any cost, expense or liability (including reasonable attorneys’ fees) for any compensation, commissions or charges claimed by any other real estate broker or agent employed or claiming to represent or to have been employed by Tenant in connection with the negotiation of this Amendment. The foregoing agreement shall survive the termination of the Lease. If Tenant fails to take possession of the Premises or if the

Lease otherwise terminates prior to the Expiration Date as the result of failure of performance by Tenant, Landlord shall be entitled to recover from Tenant the unamortized portion of any brokerage commission funded by Landlord in addition to any other damages to which Landlord may be entitled.

13.	Execution Date of Lease. The parties acknowledge that the Lease contains references to the “date of execution of this Lease” or other similar references and that the Lease does not include the date on which it was executed. The parties agree that for all purposes under the Lease, the date of execution of the Lease shall be September 29, 2004.

14.	Effect of Amendment. Except as otherwise modified by this Amendment, the Lease shall remain unmodified and in full force and effect. In the event of any conflict or inconsistency between the terms and conditions of the Lease, on the one hand, and the terms and conditions of this Amendment, on the other hand, the terms and conditions of this Amendment shall prevail.

15.	Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, all of which taken together shall be one and the same document.

             IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

Landlord:	Tenant:

The Irvine company	Engenio Information Technologies, Inc.
a Delaware corporation	a Delaware corporation

By	/s/ Steven Case	By:	/s/ Tom Georgens

Steven Case		Name: Tom Georgens
Senior Vice President, Office Properties		Its : President

By	/s/ Danielle Sim	By:	/s/ Flavio Santoni

Danielle Sim		Name: Flavio Santoni
Senior Vice President, Operations		Its: Sr. VP Sales, Marketing & Customer Support

Engenio — Legal Department
Date: 10/21/04
Approved as to form
By: /s/ Peter McCabe

EXHIBIT A

WORK LETTER

[see attached]

Exhibit A

EXHIBIT A

WORK LETTER
(Tenant Buildout with Landlord’s Contribution)

1.	SUITE 120 TENANT IMPROVEMENTS. The tenant improvement work (“Suite 120 Tenant Improvements”) shall consist of the work required to complete certain improvements to Suite 120 pursuant to approved “Suite 120 Working Drawings and Specifications” (as defined below). Tenant shall employ Gensler & Associates (the “Architect”) for preparation of the Suite 120 Preliminary Plan and Suite 120 Working Drawings and Specifications (as hereinafter defined), and shall cause the Architect to inspect Suite 120 to become acquainted with all existing conditions. Tenant shall contract with San Jose Construction Co., Inc. (the “TI Contractor”), to construct the Suite 120 Tenant Improvements at Tenant’s sole cost and expense, subject to Article II below. The Suite 120 Tenant Improvements work shall be undertaken and prosecuted in accordance with the following requirements:

a.	Tenant and Landlord have approved a detailed space plan for Suite 120, prepared by the Architect, a copy of which is attached hereto as Exhibit A-1 (“Suite 120 Preliminary Plan”). Within three (3)days after the date of this Work Letter, Tenant shall cause the Architect to prepare Suite 120 Working Drawings and Specifications based on the approved Suite 120 Preliminary Plan (the “Suite 120 Working Drawings and Specifications”), and any change proposed by Tenant to the approved Suite 120 Working Drawings and Specifications (“Change”). Within three (3) business days following its submission to Landlord, Landlord shall approve (by signing a copy thereof) or shall disapprove the Suite 120 Working Drawings and Specifications and/or the Change. If Landlord disapproves the Suite 120 Working Drawings and Specifications or Change as a result of a failure of the foregoing to comply with the Suite 120 Preliminary Plan, Landlord shall specify in detail the reasons for disapproval and Tenant shall cause the Architect to modify the Suite 120 Working Drawings and Specifications or Change to incorporate Landlord’s suggested revisions in a mutually satisfactory manner. Tenant agrees and acknowledges that Landlord will not check the Suite 120 Preliminary Plan, the Suite 120 Working Drawings and Specifications and/or any Change for building code compliance (or other federal, state or local law, ordinance or regulations compliance), and that Tenant and its Architect shall be solely responsible for such matters.

b.	It is understood that except as provided below, the Suite 120 Tenant Improvements shall only include actual improvements to Suite 120 set forth in the Suite 120 Preliminary Plan or the approved Suite 120 Working Drawings and Specifications, and shall exclude (but not by way of limitation) Tenant’s furniture, trade fixtures, partitions, equipment and signage improvements, if any. Further, the Suite 120 Tenant Improvements shall incorporate Landlord’s building standard materials and specifications (“Standards”). All aspects of the Suite 120 Preliminary Plan are considered Standards for purposes of this Work Letter. No deviations from the Standards may be required by Tenant with respect to doors and frames, finish hardware, entry graphics, the ceiling system, light fixtures and switches, mechanical systems, life and safety systems, and/or window coverings; provided that Landlord may, in its sole discretion, authorize in writing one or more of such deviations, in which event Tenant shall be solely responsible for the cost of replacing same with the applicable Standard item(s) upon the expiration or termination of the Lease. All non-standard items (“Non-Standard Improvements”) and Changes to the Suite 120 Preliminary Plan or Suite 120 Working Drawings and Specifications that are not customarily included in Landlord’s tenant improvements of other premises located in the Project shall be considered Non-Standard Improvements and shall be subject to the prior approval of Landlord, which may be withheld in Landlord’s sole discretion. Landlord shall in no event be required to approve any Non-Standard Improvement if Landlord determines that such improvements (i) is of a lesser quality than the corresponding Standard, (ii) fails to conform to applicable governmental requirements, (iii) requires building services beyond the level Landlord has agreed to provide Tenant under the Lease, or (iv) would have an adverse aesthetic impact from the exterior of Suite 120.

Exhibit A

c.	Tenant shall submit the approved Suite 120 Working Drawings and Specifications to the TI Contractor, who shall be the general contractor hired to construct the Suite 120 Tenant Improvements. TI Contractor shall solicit bids from at least three (3) subcontractors for each major trade, provided that, a bidding process shall not be required with respect to mechanical, electrical and plumbing. All subcontractors shall be subject to Landlord’s reasonable approval. Tenant shall provide copies of the bid responses to Landlord. Tenant shall enter into a “lump sum” construction contract (the “TI Contract”) with the TI Contractor for construction of the Suite 120 Tenant Improvements. If requested by Landlord, Tenant shall deliver a copy of the TI Contract to Landlord. Tenant shall cause the Suite 120 Tenant Improvements work to be constructed in a good and workmanlike manner in accordance with the approved Suite 120 Working Drawings and Specifications.

d.	Prior to the commencement of the Suite 120 Tenant Improvements work, Tenant shall deliver to Landlord a copy of the final application for permit and issued permit for the work.

e.	The TI Contractor and each of its subcontractors shall comply with Landlord’s requirements as generally imposed on third party contractors, including without limitation all insurance coverage requirements and the obligation to furnish appropriate certificates of insurance to Landlord, prior to commencement of construction or the Suite 120 Tenant Improvements work.

f.	A construction schedule shall be provided to Landlord prior to commencement of the construction of the Suite 120 Tenant Improvements work, and weekly updates shall be supplied during the progress of the work; provided however, that the completion of the Suite 120 Tenant Improvements shall not be a condition of, or affect, the Commencement Date of the Lease.

g.	Tenant shall give Landlord ten (10) days prior written notice of the commencement of construction of the Suite 120 Tenant Improvements work so that Landlord may cause an appropriate notice of non- responsibility to be posted.

h.	The Suite 120 Tenant Improvements work shall be subject to inspection at all times by Landlord and its construction manager, and Landlord and/or its construction manager shall be permitted to attend weekly job meetings with the TI Contractor.

i.	Tenant shall apply and pay for all utility services required for the Suite 120 Tenant Improvements work.

j.	Upon completion of the work, Tenant shall cause to be provided to Landlord (i) as-built drawings of the Suite 120 Tenant Improvements work signed by the Architect, (ii) CADD tapes of the improved space compatible with Landlord’s CADD system, (iii) a final punch list signed by Tenant, (iv) final and unconditional lien waivers from the TI Contractor and all subcontractors, (v) a duly recorded notice of completion of the improvement work, and (vi) a certificate of occupancy for Suite 120 (collectively, the “Close-Out Package”).

k.	The Suite 120 Tenant Improvements work shall be prosecuted at all times in accordance with all state, federal and local laws, regulations and ordinances, including without limitation all OSHA and other safety laws, the Americans with Disabilities Act (“ADA”) and all applicable governmental permit and code requirements.

l.	All of the provisions of the Lease (including, without limitation, the provisions of Sections 7.4,10.1 and 10.3) shall apply to, and shall be binding on Tenant with respect to, the construction of the Suite 120 Tenant Improvements.

m.	Landlord shall permit Tenant and its contractors to enter Suite 120 prior to the Commencement Date of the Lease in order that Tenant may construct the Suite 120 Tenant Improvements in Suite 120 through Tenant’s own contractors prior to the Commencement Date. The foregoing license to enter

Exhibit A

Suite 120 prior to the Commencement Date is, however, conditioned upon the compliance by Tenant’s contractors with all requirements imposed by Landlord on third party contractors, including without limitation the maintenance by Tenant and its contractors and subcontractors of workers’ compensation and public liability and property damage insurance in amounts and with companies and on forms satisfactory to Landlord, with certificates of such insurance being furnished to landlord prior to proceeding with any such entry. The entry shall be deemed to be under all of the provisions of the Lease. Landlord shall not be liable in any way for any injury, loss or damage which may occur to any such work being performed by Tenant, the same being solely at Tenant’s risk.

n.	Tenant hereby designates Don Higbee and Mark Avila (“Tenant’s Construction Representatives”), Telephone Nos. (408) 433-8140 and (408) 433-8284, each as its representative and agent for all matters related to the Suite 120 Tenant Improvements, including but not by way of limitation, for purposes of receiving notices, approving submittals and issuing requests for Changes, and Landlord shall be entitled to rely upon authorizations and directives of such person(s) as if given directly by Tenant. The foregoing authorization is intended to provide assurance to Landlord that it may rely upon the directives and decision making of the Tenant’s Construction Representatives with respect to the Tenant Improvement and is not intended to limit or reduce Landlord’s right to reasonably rely upon any decisions or directives given by other officers or representatives of Tenant. Tenant may amend the designation of its Tenant’s Construction Representative(s) at any time upon delivery of written notice to Landlord.

o.	Landlord hereby designates Steve Aldapa (“Landlord’s Construction Representative”), Telephone No. (310) 996-0202 as its representative and agent for all matters related to the Suite 120 Tenant Improvements, including but not by way of limitation, for purposes of receiving notices, approving submittals and Changes, and Tenant shall be entitled to rely upon authorizations and directives of such persons) as if given directly by Landlord. The foregoing authorization is intended to provide assurance to Tenant that it may rely upon the directives and decision making of the Landlord’s Construction Representative with respect to the Suite 120 Tenant Improvements and is not intended to limit or reduce Tenant’s right to reasonably rely upon any decisions or directives given by other officers or representatives of Landlord. Landlord may amend the designation of its Landlord’s Construction Representative(s) at any time upon delivery of written notice to Tenant.

II.	COST OF THE SUITE 120 TENANT IMPROVEMENTS WORK

a.	Subject to Section II(d) below, Landlord shall provide to Tenant a tenant improvement allowance in the amount of Two Hundred Eighty Nine Thousand Five Hundred Twenty One Dollars ($289,521.00) (the “Suite 120 Landlord’s Contribution”) based on Twenty Seven Dollars ($27.00) per useable square foot of Suite 120, with any excess cost of the Suite 120 Tenant Improvements in accordance with the approved Suite 120 Working Drawings and Specifications, to be borne solely by Tenant. It is further understood and agreed that Landlord’s construction manager shall be entitled to a supervision/administrative fee equal to five percent (5%) of the cost of the Suite 120 Tenant Improvements work, which fee shall be paid from the Suite 120 Landlord’s Contribution; provided, however, such supervision/administrative fee when combined with the supervision/administrative fee payable pursuant to the original Work Letter under the Lease shall in no event exceed Forty Three Thousand Five Hundred Fifty Three Dollars ($43,553.00) in the aggregate. If the actual cost of completion of the Suite 120 Tenant Improvements is less than the maximum amount provided for the Suite 120 Landlord’s Contribution and the Suite 120 Additional Landlord Funding, such savings shall inure to the benefit of Landlord and Tenant shall not be entitled to any credit or payment.

b.	Landlord shall pay the Suite 120 Landlord’s Contribution and the Suite 120 Additional Landlord Funding (defined in Section II(d) below), provided Tenant has elected to exercise its right to the Suite 120 Additional Landlord Funding, in whole or in part to Tenant or Tenant’s designee within twenty (20) days in accordance with the following:

Exhibit A

i.	Tenant must deliver to Landlord an invoice(s) with appropriate backup documents for the work performed that Tenant desires to be paid by the Suite 120 Landlord’s Contribution and/or Suite 120 Additional Landlord Funding.

ii.	Within twenty (20) days of Landlord’s receipt of such invoice(s) and backup documents, Landlord shall pay Tenant or Tenant’s designee a portion of the Suite 120 Landlord’s Contribution and/or Suite 120 Additional Landlord Funding sufficient to pay the invoice in full (unless the amount claimed under the invoice(s) exceeds the Suite 120 Landlord’s Contribution and/or the Suite 120 Additional Landlord Funding). Notwithstanding the foregoing, Landlord may retain ten percent (10%) of all invoiced amounts until Tenant submits the Close-Out Package to Landlord at which point Landlord shall pay Tenant any retained portions of the Suite 120 Landlord’s Contribution and Suite 120 Additional Landlord Funding within twenty (20) days.

iii.	Tenant may only request payments by Landlord from the Suite 120 Landlord’s Contribution and the Suite 120 Additional Landlord Funding once construction of the Suite 120 Tenant Improvements has been at least fifty percent (50%) completed and once construction of the Suite 120 Tenant Improvements has been substantially completed.

c.	It is understood that the foregoing Suite 120 Tenant Improvements may be done during Tenant’s occupancy of Suite 120 and, in this regard, Tenant agrees to assume any risk of injury, loss or damage which may result (unless caused by the willful misconduct of Landlord or Landlord’s authorized employees, agents or contractors). Tenant further agrees that it shall be solely responsible for relocating its office equipment and furniture in Suite 120 in order for the foregoing Suite 120 Tenant Improvements to be completed in Suite 120, that the Commencement Date of the Lease is not conditioned upon nor shall such Commencement Date be extended by the completion of the foregoing Suite 120 Tenant Improvements, and that no rental abatement shall result while the foregoing Suite 120 Tenant Improvements are completed in Suite 120. It is further understood and agreed that the Suite 120 Tenant Improvements shall be scheduled and shall be substantially completed not later than February 10, 2005, to be eligible for funding by Landlord, and that Landlord shall not be obligated to fund any Suite 120 Tenant Improvements commenced after such date. Notwithstanding the foregoing, each day after the deadline set forth in Section I(a) above that Landlord fails to deliver its approval or disapproval shall delay the date set forth in Section 3.1 (c) of the Lease by one (1) day.

d.	If requested by Tenant, Landlord shall fund the additional costs related to the Suite 120 Tenant Improvements in excess of Suite 120 Landlord’s Contribution by up to an additional Three Dollars ($3.00) per useable square foot (for a total additional funding of up to Thirty Two Thousand One Hundred Sixty Nine Dollars ($32,169.00) (“Suite 120 Additional Landlord Funding”). To the extent of the Suite 120 Additional Landlord Funding, Basic Rent shall increase, retroactive to the Commencement Date of the Lease, by an amount equal to the Suite 120 Additional Landlord Funding plus interest at the annual rate of eight percent (8%) amortized equally over the first sixty (60) months of the Lease. Upon request by Landlord, the amount of such rental adjustment shall be memorialized in a form provided by Landlord. In the event that the amount of the rental adjustment is finally determined subsequent to the Commencement Date, Tenant shall promptly pay to Landlord a lump sum amount equal to the total accrued sums owing due to the retroactive adjustment.

III.	DISPUTE RESOLUTION

a.	All claims or disputes between Landlord and Tenant arising out of, or relating to, this Work Letter shall be decided by the JAMS/ENDISPUTE (“JAMS”), or its successor, with such arbitration to be held in Santa Clara County, California, unless the parties mutually agree otherwise. Within ten (10) business days following submission to JAMS, JAMS shall designate three arbitrators and each party may, within five (5) business days thereafter, veto one of the three persons so designated. If two different designated arbitrators have been vetoed, the third arbitrator shall hear and decide the matter. If less than two (2)

Exhibit A

arbitrators are timely vetoed, JAMS shall select a single arbitrator from the non-vetoed arbitrators originally designated by JAMS, who shall hear and decide the matter. Any arbitration pursuant to this section shall be decided within thirty (30) days of submission to JAMS. The decision of the arbitrator shall be final and binding on the parties. All costs associated with the arbitration shall be awarded to the prevailing party as determined by the arbitrator.

b.	Notice of the demand for arbitration by either party to the Work Letter shall be filed in writing with the other party to the Work Letter and with JAMS and shall be made within a reasonable time after the dispute has arisen. The award rendered by the arbitrator shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. Except by written consent of the person or entity sought to be joined, no arbitration arising out of or relating to this Work Letter shall include, by consolidation, joinder or in any other manner, any person or entity not a party to the Work Letter unless (1) such person or entity is substantially involved in a common question of fact or law, (2) the presence of such person or entity is required if complete relief is to be accorded in the arbitration, or (3) the interest or responsibility of such person or entity in the matter is not insubstantial.

c.	The agreement herein among the parties to arbitrate shall be specifically enforceable under prevailing law. The agreement to arbitrate hereunder shall apply only to disputes arising out of, or relating to, this Work Letter, and shall not apply to other matters of dispute under the Lease except as may be expressly provided in the Lease.

Exhibit A

EXHIBIT A-l

APPROVED SUITE 120 PRELIMINARY PLAN

[SEE ATTACHED]

Exhibit A-l

THE IRVINE COMPANY project Issuer/Rev date By Drawing THE IRVINE COMPANY 1 10/06/04 PAR A Gensler 670 N. McCARTHY BLVD. Project No. 35.4178.000 325 South first street Description REVISED FIT PLAN — 1ST FLOOR SAN JOES CA 95113 OPTION A. MODIFIED Tel: [ILLEGIBLE] [ILLEGIBLE] Fax: [ILLEGIBLE] [ILLEGIBLE]